Exhibit 10.01

AGREEMENT OF MERGER

THIS AGREEMENT is entered into to be effective as of the 29th day of April, 2011 (the “Effective Date”) by and among Paxton Energy, Inc., a Nevada corporation (“Paxton”), PaxAcq Inc., a wholly owned subsidiary of Paxton formed under the laws of the State of Louisiana (“PaxAcq”), Virgin Oil Company, Inc., a Louisiana corporation (“Virgin”), and Virgin Offshore U.S.A., Inc., a Delaware corporation wholly owned by Virgin (“Offshore”).  VOC and Offshore are collectively called the “Virgin Group.”

RECITALS

A         Paxton is a publicly traded oil and gas exploration and development company.

B.        The Virgin Group is a privately held oil and gas exploration and development company.

C.        On June 25, 2009, an involuntary bankruptcy petition was filed against VOC in the United States Bankruptcy Court for the Eastern District of Louisiana; this action was converted into a proceeding under Chapter 11 of the Bankruptcy Code by an Order dated August 26, 2009.

D.       Virgin currently is the debtor in possession under the Chapter 11 proceeding entitled Virgin Oil Company, Inc. Debtor, Case No: 09-11899, Section “A” Chapter 11, United States Bankruptcy Court, Eastern District of Louisiana (“Chapter 11 Proceeding”).

E.         On or about December 6, 2010, Paxton entered into an engagement agreement with Ventana Group (“Ventana”) to provide a $25 million Credit Facility to acquire from CIT Capital USA, Inc. (“CIT”), as administrative agent of CIT and Whitney National Bank (“Whitney”), two asset-based revolving loan facilities provided to Virgin by CIT and Whitney.  These loan facilities are secured by first and second liens on all of the Virgin’s right, title, and interest in oil and gas leases and all personal property directly related thereto, including any production and proceeds of production (collectively, the “CIT Credit Facility”).

F.         Ventana in the process of acquiring the CIT Credit Facility and expects to close the transaction on or about April 29, 2011.  Ventana will provide Virgin with bridge financing of $10.0 million, and pursuant to the terms of the agreement between Paxton and Ventana, if Paxton obtains an equity infusion of $5.0 million or more, Ventana, pursuant to its engagement agreement of December 6, 2010, has agreed to provide Paxton a $25 million credit facility out of which the $10.0 million bridge financing described above shall be paid. Paxton may obtain a different credit facility in the amount of $25 million to repay the bridge. The balance of available funds will provide additional capital to implement the transaction under this Agreement and to develop and/or acquire additional oil and gas properties.  Paxton recognizes that Offshore is currently holding unassigned leasehold working interests owned by investors under Letter Agreements, and acknowledges that these interests are not the property of Offshore, and accordingly, agrees that if the CIT mortgages are cancelled and the assets of Virgin are re-mortgaged, any notes or mortgages encumbering Virgin’s assets will be limited to Virgin’s assets as described on the attached Exhibit E”, and will specifically not include assets of Offshore.

G.        This Agreement sets out a in Section 1 a Plan of Merger whereby at the Closing, defined below, Virgin merges into PaxAcq pursuant to the merger or consolidation procedures set forth in 2006 Louisiana Code, RS 12 Section 112, and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Merger Plan”).

H.        The boards of directors of Virgin, Offshore, Paxton, and PaxAcq each, in light of and subject to the terms and conditions set forth herein, have approved the Merger Plan in accordance with this Agreement, subject to approval of the Bankruptcy Court under the Chapter 11 Proceeding, and subject to confirmation under a third party fairness opinion, which shall be obtained prior to closing, opining that the Merger Plan is fair to the respective stockholders of the parties and is in the best interests of such stockholders.  For federal income tax purposes, it is intended that the Merger Plan qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code; and

J.         Each of the parties wishes to make and receive certain represenations, warranties, covenants, and agreements in connection with the Merger Plan and to set forth various conditions to the closing of the merger transaction.

NOW, THEREFORE, for valuable consideration, the parties agree as follows:

1.        Merger Plan.  At the Closing, defined below, and upon the terms and subject to the conditions of this Agreement  and in accordance with merger or consolidation procedure set forth in 2006 Louisiana Code, RS 12 Section 112, Nevada Revised Statutes, Title 7, and other laws impacting this transaction, the following Merger Plan, which is hereby adopted, shall be implemented:

A.         Virgin shall be merged with and into PaxAcq to exist and be governed by the laws of the State of Louisiana.

B.         Virgin shall be the surviving corporation, shall continue to operate under the name of Virgin Oil Company, Inc., and shall be a wholly owned subsidiary of Paxton.

C.         When the Merger Plan is effective, the separate existence of PaxAcq shall cease and Virgin shall succeed, without other transfer, to all the rights and properties of Virgin.  All rights of creditors and all liens upon the property of each constituent entity shall be preserved unimpaired, limited in liens to the property affected by such liens immediately prior to the merger.

D.         Virgin, as the surviving Louisiana corporation, will be responsible for the payment of all fees and any franchise taxes of the constituent entities;

 E.         Virgin will carry on business with the assets of Virgin as well as the assets of PaxAcq;

F.         Attached hereto as Exhibit A is a complete list of all Virgin’s equity interest holders by type and class of stock, which list is identical to Exhibit 5 filed with the Disclosure Statement in the Chapter 11 Proceedings (the “Virgin Stockholders”) The Virgin Stockholders will surrender all of their shares of capital stock of Virgin in the manner set forth below. The Virgin Stockholders shall receive shares of common stock of Paxton in the amount and as described in Section 3 below

G.         In exchange for the shares of the capital stock of Virgin Stockholders, Paxton will issue and transfer to the Virgin Stockholders the shares of Paxton Common Stock described below.

H.         A copy of the Merger Plan will be furnished by Virgin upon request and without cost, to any stockholder of any constituent corporation.

I.         The authorized capital stock of PaxAcq is one thousand (1,000) shares of common stock, par value $0.001 per share (the “PaxAcq Common Stock”), of which ten shares are issued and outstanding.

J.         According to the last audited financial statement dated as of December 31, 2007, the authorized capital stock of Virgin consists of: Preferred Stock: Class A, $25,000 par value, 1,000 shares authorized, 48 shares issued and outstanding; Class B, $30,000 par value, 1,000 shares authorized, 153 shares issued and outstanding; Class C, $60,000 par value, 150 shares authorized, 90 shares issued and outstanding; Common Stock, $0.01 par value, 20,000,000 shares authorized, 8,268,363 shares issued and outstanding.

K.         Virgin has a wholly-owned subsidiary Virgin Offshore USA, Inc., a Delaware corporation, which was formed December 31, 1999 (“Virgin Offshore Inc.”).  The authorized capital of Virgin Offshore Inc. consists of 780 shares of common stock, par value $1.00 per share.  All of the shares issued are held by Virgin.

L.         Virgin owns a 22% interest in Virgin Offshore LLC, a Louisiana Limited Liability Company (“Virgin Offshore LLC”).

2.        Actions Required Pending Closing.  In order to put Virgin and Paxton in a position to close the transaction contemplated under this Agreement, following the Effective Date and pending the Closing, the parties shall undertake the following actions and agree as follows:

A.
Paxton shall pay Virgin’s accountants, Bourgeois, Bennett, L.L.C. of New Orleans, LA, up to $50,000.00 for accounting services to be performed in coordination with Paxton’s accounting firm, Osborne, Robbins & Buhler, PLLC and Paxton’s Public Company Accounting Oversight Board (“PCAOB”) qualified auditing firm, Hansen, Barnett & Maxwell, P.C. , both of Salt Lake City, UT.  All of these accountants shall work together to prepare an audit of the balance sheets of Virgin as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. The audit of the financial statement shall be completed in accordance with the standards of the PCAOB and guidelines of the Securities and Exchange Commission (“SEC”). Virgin and Virgin Stockholders acknowledge that the audit of Virgin’s financial statements is a condition of the Closing; thus, all parties shall take all reasonable action in order to expedite the audit process.

B.
Following the execution of this Agreement, Paxton shall pay the engineering firm used by Virgin, James Hubbard Consultant, up to $5,000.00 to update the engineering report covering the assets of Virgin. The engineering report shall be prepared in accordance with the standards and guidelines of the SEC.  In addition, following the execution of this Agreement, Paxton shall reimburse Montecito Offshore, LLC the $20,000.00 paid to Ventana for legal fees.

C.
Following the execution of this Agreement, Paxton shall undertake all reasonable action and efforts to raise at least a net of $5.0 million of equity in Paxton.  Once this equity infusion is accomplished, Paxton shall obtain additional funds under the credit facility from Ventana under the terms and for the purposes as described in Recital F above.  If Paxton is unable to raise at least a net of $5.0 million of equity within sixty (60) days following execution of this Agreement, this Agreement shall be deemed null and void.

D.
Pursuant to Virgin’s plan of reorganization and emergence from the Chapter 11 Proceeding, Virgin shall finalize a settlement agreement with Virgin’s Secured and Unsecured Creditors Group on the terms as agreed by the creditor committee in June, 2010, which provides a cash payment of $1.0 million from the escrow account and a 10% overriding royalty interest out of Virgin’s 53.1875% ownership of the Empire well.  Upon reaching the terms of a settlement, Virgin shall prepare a Plan Support Agreement or other documents wherein the terms of this Agreement shall be incorporated along with the terms of the settlement agreement, and Virgin shall file an Amended Plan and Disclosure Statement in the Chapter 11 Proceeding, which shall include a Release of Mortgage by Ventana or CIT of 38.1825% leasehold working interest out of the current 85% mortgaged leasehold interest in the Empire lease, in order to acknowledge formally and recognize by all parties to this Agreement the 46.8125% investor ownership of the Empire well held in Offshore’s name.

E.
Virgin shall prepare, with Paxton’s input and concurrence, a budget and business plan for the 12-month period following the merger.  The business plan will include changing name of Paxton following the merger of PaxAcq and Virgin to Virgin Energy, Inc., or to another name approved by both Paxton and Virgin, and the Articles of Incorporation of Paxton will be amended to increase the board of directors to nine with three appointed by Virgin, three appointed by Paxton, and three independent directors. Once completed, the budget and business plan shall be approved by both Paxton and Virgin.

F.
Effective upon approval of the Plan Support Agreement in the Chapter 11 Proceeding, Paxton also shall provide funds to Virgin in an amount to be determined as part of the budget and business plan process described above, which shall be used to settle and resolve compliance requirements with the U.S. Department of Interior, Bureau of Ocean Energy Management, Regulation and Enforcement (“BOEMRE”), previously Mineral Management Service (MMS), and any other necessary expenditures as approved by the parties to this Agreement.

G.
Paxton thereafter will provide Virgin an interim credit facility in an amount to be determined as part of the budget and business plan process described above for a Cap X program per a budget and business plan Virgin will have prepared for Paxton’s approval.  The goal of this Cap X program is to enable Virgin to commence drilling activities for generating additional revenue.  The funding will be provided by Paxton under a secured credit facility from Ventana.

H.
Under this Agreement, at the Closing, Paxton will acquire all of Virgin’s oil and gas assets, which consist of approximately a 65% working interest in Virgin’s leases.  Pending the Closing and after accomplishment of all of the actions set forth above, the parties shall seek to enter into a separate agreement among Paxton and parties holding substantially all of the remaining working interests held by Virgin Offshore in the Virgin’s properties.

3.       Transfer of Stock.  On the Closing Date, defined below, Virgin shall have conducted a Special Shareholder Meeting to approve this Agreement, and based on affirmative vote of at least eighty percent (80%) of the outstanding capital stock of Virgin, Stockholders holding convertible preferred stock or common stock of Virgin Oil Company, Inc., shall convey, transfer, and assign, upon the terms and conditions herein set forth, their equity interests in Virgin to PaxAcq, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description. PaxAcq shall accept from the Virgin Stockholders, up to all, but not less than shares representing two-thirds of the outstanding capital stock of Virgin in exchange for a total of Seventy Million (70,000,000) shares of Common Stock of Paxton of the par value of $0.001 per share (the “Paxton Stock”), which shall be delivered at the Closing to each Stockholder in the amount set forth on Exhibit A.  To the extent less than all Virgin Stockholders tender and transfer their shares, the Paxton Stock to which such Virgin Stockholders are entitled shall be held by Paxton through a Trustee for later delivery or cancellation after a period of three years from the date of Closing.

4.       Representations and Warranties of Virgin and Virgin’s Management Stockholders with Respect to Virgin. As used in this Section 4 and elsewhere herein, the term “Management Stockholder” shall mean and refer to each Stockholder of Virgin who is or has been an officer or director of Virgin or Virgin Offshore, Inc. currently, as of the Closing of the transaction, or within twelve months preceding the Effective Date.  As a material inducement to Paxton and PaxAcq to enter into this Agreement and to close the transaction hereunder, Virgin, for itself, and each Management Stockholder for himself, herself, or itself, jointly and severally represents, warrants, and agrees to Paxton and PaxAcq as follows:

A.
Virgin is a corporation duly organized, validly existing and in good standing under and by virtue of the laws of the State of Louisiana, with full corporate power and authority to own or lease its properties and to conduct its business in the State of Louisiana and in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted.

B.
Virgin presently has and will have on the Closing Date an authorized capitalization of 20,000,000 shares of common stock, par value $0.01 per share, of which 11,298,363 shares (which includes conversion of the preferred stock into common) have been issued and on the Closing Date will be duly and validly issued and outstanding, fully paid and non-assessable.  Attached hereto as Exhibit A is a correct and complete list of the names and addresses of all of the Stockholders of Virgin and the number of shares of capital stock of Virgin held by each Stockholder as of the Effective Date. Exhibit A is identical to the list of equity interests filed with the Disclosure Statement, Exhibit 5, in the Chapter 11 Proceeding.  As of the Effective Date, there are no other securities, including, but not limited to, stock options and warrants, of Virgin of any nature whatsoever outstanding, other than the securities described in this paragraph.

C.
Each share of Virgin stock, when delivered at the Closing, will be free and clear of any lien, pledge, or charge, or encumbrance except the standard legend condition, and there are, and on the Closing Date there will be, no outstanding options, contracts, or other commitments relating to the shares of Virgin stock to be delivered or to the issuance of stock by Virgin.

D.
The board of directors of Virgin has duly authorized the execution of this Agreement and, subject to obtaining court approval of this transaction under the Chapter 11 Proceeding, the consummation of the transaction contemplated herein and all other actions and proceeding necessary to be taken by or on the part of Virgin in connection with the transactions contemplated by this Agreement have been or will be duly and validly taken.  This Agreement and each other agreement, document, and instrument to be executed and delivered by or on behalf of Virgin pursuant to, or as contemplated by, this Agreement (collectively, the “Virgin Documents”) have been duly and validly authorized, executed and delivered by Virgin, and no other action on the part of Virgin or its board of directors is required in connection therewith.  Neither the execution of this Agreement nor the consummation of the transaction provided for herein will constitute a default under any provisions of Virgin’s Articles of Incorporation, its Bylaws, any agreements referred to herein nor any other agreement by which Virgin is bound.  This Agreement and each other Virgin Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Virgin, enforceable in accordance with its respective terms.

E.
The balance sheet of Virgin attached hereto as Exhibit B and the Statement of Operations of Virgin attached hereto as Exhibit B-1 are true, complete, and correct and have been prepared in accordance with generally accepted accounting principles and truly and accurately reflect the assets and liabilities of Virgin as of that date and the results of its operations for those periods.  Except as to the issues pertaining to compliance with the BOEMRE, there are no material liabilities of Virgin that are not disclosed in such financial statements or in Exhibits to this Agreement.

F.	Except as set forth on Exhibit C or in other exhibits attached hereto, since the date of the balance sheet, there has not been:

(1)	Any change in the financial condition, assets, liabilities, or business of Virgin other than changes in the ordinary course of business, none of which has been materially adverse.

(2)
Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or businesses of Virgin or of any item or items carried in the asset accounts of Virgin at more than an aggregate of $10,000, or any item or times held under a lease by Virgin have a fair value in excess of an aggregate of $10,000.

(3)
Except as to the provisions of the Ventana bridge loan, if completed, any sale, transfer, mortgage, pledge, encumbrance, or other disposition or hypothecation of any of the assets of Virgin otherwise than in the ordinary course of business.

(4)
Any declaration setting aside or payment of any dividend or other distribution in respect of the stock of Virgin, or any direct or indirect redemption, purchase, or other acquisition of any such stock or granting of any option or warrant to purchase  stock.

(5)	Any increase in the compensation payable by Virgin to any of its directors, officers, or employees.

G.
Except for Offshore, a wholly owned subsidiary of Virgin, and Virgin Offshore, LLC, in which Virgin is a member, Virgin has no other subsidiaries, is not a partner in any partnership or joint venture, is not a member in any other limited liability company, nor owns any interest in any other business entity or venture.

H.
Attached hereto is Exhibit E on which is set forth an accurate identification and description of the oil, gas, and mineral leases, interests, and agreements, wherein Virgin is obligated or holds rights thereto, including the following:

(1)
All oil, gas, and mineral leases, working interests, revenue interests, net profits interests, overriding royalty interests, interests and estates in land, production payments, and operating rights owned by Virgin;

(2)
All mineral units, unit agreements, unit designations, and unit declarations covering or affecting, in whole or in part, the leases or lands described or referred to in Exhibit E or any other leases or lands;

(3)	All rights held by Virgin to acquire oil, gas and mineral leases or rights and all pooling and unitization agreement.

True and complete copies of all documentation for the above have been furnished to Paxton.  Except as indicated in Exhibit E, no default exists on the part of Virgin under any of such leases or agreements, and there have been no modifications thereof, written or oral, and the documents so furnished to Paxton truly, completely, and accurately reflect the entire understanding of the parties thereto.

I.
Attached hereto is Exhibit F on which is set forth an accurate identification and description of all operating agreements, salt water disposal agreements, water rights agreements, mineral purchase agreements, rights of way, easements, permits, licenses, pooling or unitization agreements, pooling designations and pooling orders and all other contracts or agreements pertaining to or affecting the leases or wells described in Exhibit E or which were executed in connection with the drilling for, producing, treating, handling storing, transporting or marketing oil, gas or other minerals from such leases or from any properties unitized or pooled therewith and all contracts involving actual or possible indebtedness of liability of Virgin of $10,000 or more to which Virgin is a party.  True and complete copies of all documentation for the above have been furnished to Paxton.  Except as indicated in Exhibit F, Virgin has complied with all the provision of such contracts and is not in default under any thereof. There have been no modifications thereof, written or oral, and the documents so furnished to Paxton truly, completely, and accurately reflect the entire understanding of the parties thereto.

J.
Attached hereto is Exhibit G on which is set forth an accurate identification and description of all equipment, tanks, derricks, fixtures, houses, pumps pump jacks, casings, tubing, rods, cable lines, pipelines, flow lines, separators, buildings, machinery, tools, pipe and all other personal property, equipment, appurtenances, apparatus, appliances, and personal property of every kind and character, movable or immovable, now or at any time hereafter located on said lands described or referred to herein or in exhibits or used or necessary in connection with operations  of Virgin.  As of the Effective Date and as of the Date of Closing, there were and will be no contracts outstanding binding Virgin for the purchase of any machinery, equipment, or personal property, except as and to the extent shown in such contracts or for the purchase of materials or supplies required for the normal conduct of the business of Virgin.

K.
Virgin has in accordance with applicable law filed all federal, state, local and foreign tax returns or otherwise has filed extensions required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any taxes relating to the applicable period.  Except as and to the extent reflected or reserved against in full in the balance sheet, Virgin has no knowledge of any liability for taxes, interest, or penalties, due or to become due, incurred in respect of or measured by its income, profits, earnings, or surplus, or any part of any of the foregoing, for any period prior to the date of the balance sheet or arising out of transactions entered into prior thereto or any state of facts existing prior thereto. With the exception of sales tax due the Parish of Plaquemines in the amount of $65,000 (to be paid according to a payment schedule over 12 months) at closing, Virgin has paid or caused to be paid all federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties required to be paid by it through the date hereof, whether disputed or not.

L.
Neither the Internal Revenue Service (“IRS”) nor any other governmental authority is now asserting or, to the knowledge of Virgin, threatening to assert against Virgin any deficiency or claim for additional Taxes.  There has not been any audit of any tax return filed by Virgin, no audit of any tax return of Virgin is in progress, and Virgin has not been notified by any tax authority, other than receipt of notice of a Plaquemines Parish sales tax audit pending, that any such audit is contemplated or pending.

M.
Except for the Chapter 11 Proceeding and an approximate $7.5 million obligation to satisfy both U.S. Department of Interior, BOEMRE compliance requirements and financial obligations of Virgin Offshore U.S.A., Inc. (“Virgin Offshore”), there will be no actions, suits, or proceedings pending or threatened against Virgin at law or in equity or before or by any federal, state, municipal, governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, and Virgin will not be in default in respect to any judgment, order, writ, injunction, or decree of any court, federal or state, municipality, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, and Virgin does not know or have knowledge of any fact that would lead it to believe there is any basis for any such litigation or any governmental investigation relative to the operations of Virgin, its assets, or business.

N.	Except as listed in Exhibit H and all other exhibits attached hereto, Virgin is not a party to any written or oral:

(1)	contract for the employment of any officer or individual employee that cannot by its terms be terminated by a 30-day written notice

(2)
contract with any labor union or comparable organization and no employee on Virgin’s payroll belongs to or to the knowledge of Virgin contemplates forming or joining a labor union or collective bargaining agent, and Virgin has not had a work interruption caused by a strike of employees on Virgin’s payroll

(3)	continuing contract for the future purchase of materials or supplies

(4)	pension, savings, deferred compensation, bonuses, profit sharing, stock options, stock bonuses, or retirement plan in effect with respect to the employees or others

(5)	retainer, consultant, or comparable agreement that cannot by its terms be terminated by 30-day written notice

(6)	agreement or contract regarding the pledge, mortgage, encumbrance, assignment, or lien of any of its assets, tangible or intangible, or

(7)	material contract not made in the ordinary course of business.

O.
Virgin shall provide Paxton a true, complete, and accurate list of all insurance presently in effect upon the properties, assets, and businesses of Virgin showing the nature of the risk, the property or interest insured, the amount of coverage, the name and address of the insurance company, and the insurance broker issuing such policies.  Such list is true, complete, and correct, and all of the policies of insurance reflected therein are in full force and effect and there exists no default on the part of Virgin under any of such policies that might constitute a defense to any action thereon or permit the cancellation thereof  as of the date of closing.

P.
Except as provided by BOEMRE incidents of non-compliance, Virgin’s operation of its assets and properties is in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority, including the Department of Natural Resources, State of Louisiana, and except as provided herein and in exhibits attached hereto, Virgin has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.  Virgin is the holder of all licenses, permits, and authorizations with respect to its business, all of which are in full force and effect, and no licenses, permits, or authorizations of any governmental department or agency are required for the operation of its business, which have not been duly obtained.

Q.
With the exception of the engagement of Global Hunter Securities and DEEJ Consulting LLC (which has acknowledged to have assumed any and all obligations under an agreement with Ritz Holdings LLC and Investment Banking Group), neither Virgin nor any Stockholder has retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

R.
The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Virgin to Paxton pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.  There are no facts known to Virgin which presently or may in the future have a material adverse affect on Virgin’s business, properties, assets, prospects, operations or (financial or other) condition related to the business of Virgin which has not been specifically disclosed herein or in a schedule furnished Paxton, other than general economic conditions affecting the oil and gas industry generally.

S.	Virgin agrees to deliver Paxton and the information and historical records regarding Virgin in a form suitable to support the required SEC audit.

5.      Further Representations and Warranties of all Virgin Stockholders. As material inducement to Paxton and PaxAcq to enter into this Agreement and to close the transaction hereunder, each Stockholder delivering shares of common stock of Virgin for conversion into common stock of Paxton, including all of the Management Stockholders, shall execute a written certification under which each Stockholder severally makes the following representations and warranties to Paxton and PaxAcq:

A.
Stockholder owns the number of shares of common stock of Virgin set forth opposite such Stockholder’s name on Exhibit A. Stockholder has good, marketable and unencumbered title to such shares, free and clear of all liens, security interests, pledges, claims, options and rights of others (collectively, “Stock Rights”). There are no restrictions on Stockholder’s right to transfer such shares to PaxAcq pursuant to this Agreement.  Between the date hereof and Closing, no transfer of record ownership of, or beneficial interest in, any of such shares will be made and no Stock Rights with respect to any such shares will be created.

B.
The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or entity action by each Stockholder that is a corporation or other entity, and each such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. This Agreement and the documents contemplated hereby have been, or will be when executed and delivered at or prior to the Closing, duly executed and delivered by the Stockholder and constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of the Stockholder, enforceable against the Stockholder in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. No approval of any governmental body or governmental agency is required to consummate the transactions contemplated hereby, except any approvals heretofore obtained.

C.
The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by the Stockholder do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, any agreement by which such Stockholder is bound, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation.

6.      Representations and Warranties of Paxton. As material inducement to Virgin and the Stockholders to enter into this Agreement, Paxton and PaxAcq, jointly and severally, make the following representations and warranties to Virgin and the Stockholders:

A.
Paxton is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and Paxton and PaxAcq have the corporate power to  the stock to be acquired hereunder.

B.
The authorized capital stock of Paxton consists of 510,000,000 shares of which 500,000,000 shares are common stock, $0.001 par value, and 10,000,000 shares are preferred stock, $0.001 par value.  Notwithstanding common stock to be issued or provided under conversion rights pursuant to equity financings currently being offered by Paxton, as of March 31, 2011, there were 26,000,621 shares of common stock issued and outstanding and no shares of preferred issued or outstanding.  Paxton will have at the Closing, a sufficient number of authorized but unissued shares of Common Stock to be able to issue all of the shares of Paxton Stock that are to be issued hereunder.

C.
Except for PaxAcq, which is or will be a wholly owned subsidiary of Paxton, Paxton does not presently own or control, directly or indirectly, any equity interest in any other corporation, association, or business entity.

D.
The execution, delivery and performance of this Agreement by Paxton and PaxAcq have been duly authorized by all necessary corporate action on the part of Paxton and PaxAcq, and this Agreement constitutes the valid and binding obligation of Paxton and PaxAcq, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.

E.
The execution, delivery, and performance of this Agreement and compliance with this Agreement by Paxton and PaxAcq does not conflict with, or result in a breach or violation of the terms, conditions, or provisions of, or constitute a default under their Articles of Incorporation, as amended and restated, their Bylaws, as amended and restated, or any agreement by which either corporation is bound.

F.
The shares of Paxton Stock, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid and non-assessable and will be free of any liens or encumbrances caused or created by Paxton; however the shares shall be subject to restrictions on transfer under state or federal securities laws as set forth in this Agreement or otherwise required at the time a transfer is proposed.

G.
Paxton’s Report on Form 10-K for the year ended 2010 filed by Paxton with the Securities and Exchange Commission (“SEC”) does not contain a misstatement of a material fact or failed to state a material fact required to be stated therein or necessary to make the statements made therein not misleading as of the date such filing was made.  Paxton has filed all documents required to be filed by it with the SEC since April 12, 2011.

H.
No representation or warranty by Paxton and PaxAcq in this Agreement or any statement or certificate furnished to be furnished to Virgin or Stockholders pursuant hereto, or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

7.      Continuation and Survival of Representations and Warranties.  All representations and warranties, including information disclosed or referred to in exhibits, made in this Agreement shall continue to be true and correct at and as of the Closing Date and at all times between the signing of this Agreement and the Closing Date, as if made at each of such times; provided, however, that at Closing Virgin, Management Stockholders, and other Virgin Stockholders may deliver to Paxton modifications of the exhibits to reflect changes thereto arising in the ordinary course of its business since the Effective Date, provided further that none of such changes, either individually or in the aggregate, is materially adverse to the business or financial condition of Virgin or arises from any occurrences or circumstances which would constitute a breach or violation under this Agreement.  If any party hereto shall learn of a representation or warranty being or becoming untrue at or prior to Closing, such party shall promptly give notice thereof to all of the other parties hereto. All representations and warranties contained herein shall survive the consummation of the transactions provided for in this Agreement; shall continue in full force and effect; and shall provide the basis for the remedies set forth herein or otherwise available to the non-breaching party. Each representation and warranty contained herein is independent of all other representations and warranties contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. Exceptions or qualifications to any representations or warranties contained herein shall not be construed as exceptions or qualifications to any other warranty or representation. No representation or warranty contained herein shall be deemed to have been waived, affected or impaired by any investigation made by or knowledge of any party to this Agreement.

8.      Paxton’s Inspection Rights.   In order to perform the audit described in Section 1 A above and for other purposes, Virgin shall give to Paxton, its designated employees, and its designated representatives full access to all of the properties and assets of Virgin, to Virgin’s stock books, and to all of Virgin’s documents, books and records relating to its current and past operations and business.  Virgin shall permit such employees and representatives to make copies of Company’s written materials and to interview and question Company’s employees.

9.      Conduct of the Business of Virgin Pending Closing.

A.	Between the Effective Date and the Closing Date, Virgin and Stockholders shall cause Virgin to:

(1)
not take or suffer or permit any action which would render untrue any of the representations or warranties of Virgin herein contained, and not omit to take any action, the omission of which would render untrue any such representation or warranty;

(2)	conduct its business as a debtor in possession under the Chapter 11 Proceeding in a good and diligent manner in the ordinary and usual course;

(3)
not enter into any contract, agreement, commitment or arrangement with any party, other than contracts for the sale of merchandise or services and contracts for the purchase of materials, services and supplies in the ordinary and usual course of its business, and not amend, modify or terminate any Virgin agreement without the prior written consent of Paxton;

(4)
use its best efforts to preserve its business organization intact, to keep available the services of its employees and to preserve its relationships with customers, suppliers and others with whom it deals;

(5)	maintain in full force and effect all of the insurance policies listed on Exhibit I and make no change in any insurance coverage without the prior written consent of Paxton;

(6)	continue to maintain all of its usual business books and records in accordance requirements to be established as part of the audit of Virgin’s financial statements;

(7)	not amend its Articles (or Certificate) of Incorporation or its Bylaws;

(8)
not declare or make any dividend or other payment on or with respect to its capital stock, redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto;

(9)	not waive any right or cancel any claim;

(10)	not increase the compensation or rate of compensation payable to any of its employees;

(11)	maintain its corporate existence and not merge or consolidate with any other entity;

(12)	comply with all provisions of any agreement applicable to it and all applicable laws, rules and regulations;

(13)
not make any capital expenditure exceeding Ten Thousand Dollars ($10,000) as to any individual expenditure or series of related expenditures, and not exceeding Ten Thousand Dollars ($10,000) in the aggregate that are not covered by the budget and business plan described in Section 1 F above;

(14)
use its best efforts to obtain consent and approval of this transaction from all Management Stockholders and other Virgin Stockholders who together represent no less than eighty percent (80%) of the outstanding and issued capital stock of Virgin and Virgin Offshore, Inc. entitled to vote; and

(15)	use its best efforts to obtain any necessary third party consents and take other actions in order to consummate the transactions contemplated by this Agreement.

B.
Between the Effective Date hereof and the Closing hereunder, Virgin and Stockholders shall promptly notify Paxton in writing of any event, condition, fact or circumstance of which Virgin or any of its representatives or any Stockholder has knowledge that may make the timely satisfaction of any of the conditions set forth in Section

10.      Conditions Precedent to Paxton’s Obligation to Close.  The following shall be conditions precedent to the obligation of Paxton and PaxAcq to close hereunder, any of which may be waived in whole or in part by Paxton:

A.	Completion of the audit of Virgin’s financial statements described in Section 1 A above in a form suitable for filing with the SEC and approval thereof by Paxton;

B.	Completion of the engineering report described in Section 1 B above and approval thereof by Paxton;

C.	The completion and closing of the equity financing round and the credit facility financing described in Section 1 C above;

D.
Settlement of the claims of Virgin’s Secured and Unsecured Creditor Group, satisfactory resolution of the issues involving Virgin Offshore and MMS, and approval of the terms of the settlement and resolution by Paxton;

E.	Preparation of a detailed business plan and budget as described in Section 1 F and approval thereof by Paxton;

F.	Agreement with the parties holding additional working interests in Virgin’s leases as described in Section 1 I above and approval thereof by Paxton;

G.
Each of the representations and warranties of Virgin and the Stockholders contained in this Agreement is as of the Effective Date and as of the Closing Date true and correct individually and collectively;

H.
Each of the agreements, covenants and undertakings of Virgin and the Stockholders contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with at or before Closing;

I.	Approval of the court in the Chapter 11 Proceeding to permit the Closing of this Agreement and completion of the merger contemplated herein;

J.
No litigation, governmental actions or other proceeding involving or potentially involving a liability, obligation or loss on the part of Virgin of Ten Thousand Dollars ($10,000) or more, in the aggregate, or which by reason of the nature of the relief sought might have a material adverse effect on Virgin’s business or financial condition, shall be threatened or commenced against Virgin with respect to any matter; no litigation, governmental action or other proceeding shall be threatened or commenced against Virgin or any Stockholder with respect to the consummation of the transactions provided for herein; and neither Virgin nor any Stockholder has any knowledge of any basis for such litigation, governmental action or proceeding;

K.	All indebtedness owing to Virgin by any director, officer, employee, or Stockholder of Virgin shall be settled or paid in full at or prior to Closing;

L.
All actions, proceedings, instruments and documents required to enable Virgin and the Stockholders to perform this Agreement or matters incident thereto, including, without limitation, approval and consent of Virgin Stockholders holding at eighty percent (80%) of the outstanding and issued capital stock of Virgin and Virgin Offshore, Inc. entitled to vote and all other legal matters not relating to a default by Paxton of its obligations hereunder shall have been duly taken, satisfied, executed or delivered, as the case may be, to the reasonable satisfaction of Paxton;

M.	All documents required to be delivered by the Stockholders at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing;

N.	Paxton’s Board of Directors shall have approved this Agreement and all other transactions contemplated hereby; and

O.	Robert F. Smith shall have executed and delivered to Paxton employment agreements in Paxton’s standard form on terms consistent with the business plan and budget approved by Paxton.

11.   Conditions Precedent to Virgin’s and the Stockholders’ Obligations to Close.  The following shall be conditions precedent to the obligation of Virgin and the Stockholders to close hereunder, any of which may be waived in whole or in part by Virgin and the Stockholders:

A.	The completion and closing of the equity financing round and the credit facility financing described in Section 1 C above;

B.
Settlement of the claims of Virgin’s Secured and Unsecured Creditor Group, satisfactory resolution of the issues involving Virgin Offshore and MMS, and approval of the terms of the settlement and resolution by Virgin;

C.	Preparation of a detailed business plan and budget as described in Section 1 F and approval thereof by Virgin;

D.	Agreement with the parties holding additional working interests in Virgin’s leases as described in Section 1 I above and approval thereof by Virgin;

E.	Each of the representations and warranties of Paxton and PaxAcq contained in this Agreement is as of the Effective Date and as of the Closing Date true and correct individually and collectively;

F.
Each of the agreements, covenants and undertakings of Paxton and PaxAcq contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with at or before Closing;

G.	Virgin’s Board of Directors and the court in the Chapter 11 Proceeding shall have approved this Agreement and all other transactions contemplated hereby;

H.
No litigation, governmental actions or other proceeding involving or potentially involving a liability, obligation or loss on the part of Paxton of Ten Thousand Dollars ($10,000) or more, in the aggregate, or which by reason of the nature of the relief sought might have a material adverse effect on Paxton’s business or financial condition, shall be threatened or commenced against Paxton with respect to any matter; no litigation, governmental action or other proceeding shall be threatened or commenced against Paxton or any Stockholder with respect to the consummation of the transactions provided for herein; and Paxton has no knowledge of any basis for such litigation, governmental action or proceeding;

I.
All actions, proceedings, instruments and documents required to enable Paxton and PaxAcq to perform this Agreement or matters incident thereto, other than matters for which Virgin is responsible under the terms of this Agreement, and all other legal matters not relating to a default by Virgin or Stockholders of their obligations hereunder, shall have been duly taken, satisfied, executed or delivered, as the case may be, to the reasonable satisfaction of Virgin; and

J.	All documents required to be delivered by Stockholders at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.

12.    Closing.

A.
The closing of the transactions provided for in this Agreement (the “Closing”) shall take place at Virgin’s office, 909 Poydras St Ste 2200, New Orleans, LA 70112-4025 within ten (10) business days following satisfaction or waiver of the Conditions Precedent set forth in Sections 9 and 10 above, or at such other place and time as shall be agreed to between the CEO of Virgin and the CEO of Paxton. The date and time of Closing is sometimes herein called the “Closing Date.”  In the event the Conditions Precedent have not been satisfied or waived on or before December 31, 2011, Paxton or Virgin may terminate this Agreement as provided in Section 16 below.

B.	At the Closing, the Stockholders and Virgin shall deliver or cause to be delivered to Paxton and PaxAcq the following:

(1)
certificates for shares of Common Stock of Virgin in the amount and as described above, endorsed by the Stockholders in blank, or with stock transfer powers executed by the Stockholders in blank attached with signatures guaranteed by a bank or a member firm of the New York Stock Exchange and with all required transfer tax stamps, if any, affixed;

(2)
certificates of the Chief Executive Officer of Virgin and the Stockholders, dated as of the Closing Date, confirming (a) the truth and correctness of all of the representations and warranties of Virgin and the Stockholders contained in Sections  3 and 4 as of the Closing Date and as of all times between the Effective Date and the Closing Date, and (b) that all agreements and covenants of Virgin and the Stockholders specified herein have been complied with;

(3)
the Certificate of the Secretary or an Assistant Secretary of Virgin, dated on the Closing Date, that the necessary corporate action by the Board of Directors of Virgin has been taken to authorize the consummation by Virgin of the transactions provided for herein;

(4)	the signed resignations of all directors and all officers of Virgin and each of its Subsidiaries dated and effective as of the Closing Date;

(5)
the stock books and records, corporate minute books containing the originals of all minutes and resolutions ever adopted or consented to or agreed to by the Stockholders, directors or any committee of directors of Virgin;

(6)
the favorable legal opinion of Douglas Draper, bankruptcy counsel for Virgin, dated as of the Closing Date, in form and substance reasonable satisfactory to counsel for Paxton, to the effect that the court in the Chapter 11 Proceeding has approved the transaction and the closing can occur as contemplated herein;

(7)
a “good standing” certificate for Virgin and each subsidiary and affiliated company of Virgin and a certified copy of the Articles or Certificate of Incorporation and all amendments thereto issued by the Secretary of State of Louisiana and dated as of a date within five (5) days prior to the Closing Date;

(8)
general releases in favor of Virgin executed by each Stockholder and by each director and officer of Company, in form and substance satisfactory to counsel for Paxton, satisfaction not to be withheld unreasonably, releasing Virgin from all liability to such person; and

C.	At the Closing, Paxton will deliver or cause to be delivered to the Stockholders the following:

(1)
certificates for an aggregate of Seventy Million (70,000,000) shares of validly issued, fully paid and non-assessable Common Stock registered in the names of the Stockholders in accordance with their respective interests as set forth on Exhibit A;

(2)
the Certificate of the Chief Executive Officer of Paxton, dated as of the Closing Date, confirming the truth and correctness of all of the representations and warranties of Paxton contained herein as of the Closing Date and as of all times between the Effective Date and the Closing Date;

(3)
the Certificate of the Secretary or an Assistant Secretary of Paxton, dated as of the Closing Date, that the necessary corporate action by the Board of Directors of Paxton has been taken to authorize the consummation by Paxton of the transactions provided for herein.

D.
Following the Closing, PaxAcq and Virgin will complete a statutory merger under the laws of Louisiana and Virgin will be the surviving corporate entity, which will be a wholly owned subsidiary of Paxton.  Virgin and Stockholders agree and consent to the statutory merger of PaxAcq and Virgin, and authorize the Stockholders’ Agent appointed under Section 14 below to vote and take all actions necessary to accomplish the statutory merger.

E.
Paxton, PaxAcq, Virgin, and the Stockholders each agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after Closing and without payment of further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements and tax returns.

13.    Extinguishment of Claims. The Plan Support Agreement described in paragraph 2 D shall include a provision that effective upon confirmation by the Bankruptcy Court in the Chapter 11 Proceeding, all legal rights of creditors and interest holders of Virgin shall be extinguished and discharged except and only to the extent expressly set forth under the Plan Support Agreement.

14.   Securities Laws Compliance Procedures. Each Stockholder represents and acknowledges that:

A.
he or she is a sophisticated investor with knowledge and experience in business and financial matters, knows, or has had the opportunity to acquire, all information concerning the business, affairs, financial condition and prospects of Paxton which he or she deems relevant to make a fully informed decision regarding the consummation of the transactions contemplated hereby and is able to bear the economic risk and lack of liquidity inherent in holding the common stock of Paxton;

B.
he or she has been supplied with or has access via the SEC website of copies of all Forms 10-K, 10-Q and 8-K, and all proxy statements, filed by Paxton within the one-year period immediately preceding the Effective Date. Without limiting the foregoing, each Stockholder understands and acknowledges that neither Paxton nor anyone acting on its behalf has made any representations or warranties other than those contained herein respecting Paxton or the future conduct of Paxton’s business or of Virgin’s business, and no Stockholder has relied upon any representations or warranties other than those contained herein in the belief that they were made on behalf of Paxton;

C.	he or she has been advised, understands, and agrees as follows:

(1)
Stockholder is acquiring the shares of common stock of Paxton to be issued to him or her for his or her own account and without a view to any distribution or resale thereof, other than a distribution or resale which, in the opinion of counsel for such Stockholder, which opinion shall be satisfactory in form and substance to Paxton, may be made without violating the registration provisions of the Securities Act of 1933, as amended (the “Act”) or any applicable blue sky laws;

(2)
Stockholder acknowledges that the shares of Paxton Stock are “restricted securities” within the meaning of Rule 144 under the Act and have not been registered under the Act or any state securities laws and thereafter must be held indefinitely unless they are subsequently registered under the Act and any applicable state acts where registration may be required before sale or an exemption from such registration is available;

(3)	Paxton is under no obligation to register the shares of Paxton Stock under the Act or any state securities law or to take any action that would make available an exemption from such registration;

(4)	There shall be endorsed on the certificates evidencing the shares of common stock of Paxton delivered at Closing a legend substantially similar to the following:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE `ACT’) OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND ARE `RESTRICTED SECURITIES’ AS DEFINED BY RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT REGISTERING THE SHARES UNDER THE ACT AND THE SECURITIES LAWS OF ANY STATE REQUIRING SUCH REGISTRATION, OR IN LIEU THEREOF, AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE ISSUER OF THE SHARES, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACTS.

(5)
Except under certain limited circumstances, the above restrictions on the transfer of the shares of common stock of Paxton will also apply to any and all shares of capital stock or other securities issued or otherwise acquired with respect to such shares, including, without limitation, shares and securities issued or acquired as a result of any stock dividend, stock split or exchange or any distribution of shares or securities pursuant to any corporate reorganization, reclassification or similar event.

(6)
Paxton and its transfer agent may refuse to effect a transfer of any of the shares of common stock of Paxton by the Stockholders or any of their successors, personal representatives or assigns otherwise than as contemplated hereby.

15.   Designation of Agent. Each Virgin Stockholder hereby irrevocably appoints the Secretary of Virgin as such Stockholder’s attorney-in-fact and agent (the “Stockholders’ Agent”) to take any action and to execute any documents on such stockholder’s behalf with respect to this Agreement and the transactions provided for herein, including but not limited to the making and execution of any amendments to this Agreement, except amendments to this Section 14, the giving and receipt of any notices pursuant hereto, the execution of any and all documents required to be executed in order to complete Closing hereunder, the acceptance of service of process in connection with any claim related to this Agreement and the compromise or settlement of any and all disputes which may hereafter arise pursuant to any provision of this Agreement or any matter or thing growing out of this Agreement or the transactions provided for herein.  Such appointment shall, to the fullest extent permitted by law, survive the death or incompetency of any Virgin Stockholder. In the event of the incompetency, incapacity, bankruptcy, death or resignation of the Stockholders’ Agent, the Virgin Stockholders shall appoint a successor to serve in such capacity and shall give Paxton written notice of such appointment. Such appointment of a successor shall be irrevocable.

16.   Termination.  This Agreement may be terminated at any time prior to the Closing Date:

A.	by the written agreement of Paxton and Virgin;

B.
by either Virgin or Paxton by written notice to the other parties if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. EST on December 31, 2011, unless such date shall be extended by the mutual written consent of Virgin and Paxton, provided that no party may give such notice if its breach of this Agreement has precluded the consummation of this Agreement;

C.
by Paxton by written notice to the other parties if (i) the representations and warranties of Virgin and the Stockholders shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, or (ii) any of the conditions set forth in Section 9 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. EST on November 30, 2011, unless such failure shall be due to the failure of Paxton to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

D.
by Virgin or by Stockholders by written notice to the other parties if (i) the representations and warranties of Paxton and PaxAcq shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, or (ii) if any of the conditions set forth in Section 10 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. EST on November 30, 2011, unless such failure shall be due to the failure of Virgin or the Stockholders to perform or comply with any of the covenants, agreements or conditions to be performed or complied with by them prior to the Closing.

E.
In the event of the termination of this Agreement pursuant to Section 15, this Agreement shall become void, without any liability to any party in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except for any liability resulting from such party’s breach of this Agreement.

17.       Disclosure.   Virgin and Stockholders acknowledge that Paxton may be required by law to disclose the execution of this Agreement in a Form 8-K filing with the Securities and Exchange Commission and may make a public announcement concerning this Agreement, the transaction contemplated herein, or any other matters relating to the proposed acquisition. Virgin and Stockholders consent to Paxton’s making such disclosures consistent with the terms of this Agreement.

18.       Transaction Costs. Paxton and PaxAcq shall be responsible for and pay costs and expenses incurred by them in connection with the transaction contemplated under this Agreement.  Virgin and Stockholders shall be responsible for and pay all of costs and expenses incurred by them in connection with the transaction contemplated under this Agreement.

19.       Governing Law.   This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable to contracts made in such state without regard to conflicts of law doctrines; however, to the extent applicable, matters with respect to the Leases, Wells, and Contract Rights shall be governed and construed in accordance with laws of the State of Louisiana, and matters relating to federal securities laws shall be governed and construed in accordance with laws of the U.S.A.

20.       Notices.  All notices, payments, and other communications required or permitted by this Agreement or by law to be served on or given to a party hereto by the other party shall be deemed given: (i) when personally delivered; (ii) one (1) business day after timely delivery to Federal Express, United Parcel Service or other nationally recognized courier for overnight delivery, charges prepaid; or (iii) if a fax number or email address is set forth below, upon written confirmation by the fax machine or the computer of the party sending the notice that the notice has been transmitted successfully to the receiving party’s fax machine, in each case addressed, faxed , or emailed to the addressee at the address, fax number, or email address set forth below the signatures.  Either party may change its addressee, address, fax number, or email address for notice purposes by a notice given in accordance with this Agreement.

21.       Assignment.  This Agreement shall be binding on and shall inure to the benefit of the parties and their respective legal representatives, successors, and assigns.

22.       Amendments.  This Agreement may be amended or modified at any time, but any such amendment or modification must be in writing and signed by and on behalf of all parties.

23.       Entire Agreement.  This Agreement is intended to and does supersede the Letter of Intent signed by the parties, all emails, letters, memoranda, previous drafts, and other agreements and correspondence that may have been submitted between the parties with respect to the subject matter of this transaction.

24.       Severability.  If any term, provision, covenant, or condition of this Agreement is held to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

25.       Limitation of Liability.  The obligations of the parties are acknowledged to be solely entity obligations, and no officer, director, employee, agent, representative, manager, member, owner, or controlling person of any such entity shall be subject to any personal liability to any person or other party, nor will any such claim be asserted by or on behalf of any party or affiliates of such party.

26.       Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement, or breach hereof, including, without limitation, claims against either party, affiliates, employees, officers or directors shall be resolved and determined exclusively under the mandatory mediation and arbitration procedures described hereafter.  The parties first shall be obligated to pursue good faith efforts to resolve the matter by mediation.  As a condition precedent to pursuing any remedy, a Notice of Claim shall be sent to the other party.  The Notice of Claim shall specify the nature of the dispute, controversy, and claim and shall include the name of a proposed independent third party mediator or organization of mediators located in Northern Nevada.  The party receiving the Notice of Claim shall within fifteen (15) calendar days thereafter either to suggest an alternative mediator or organization of mediators similarly located or consent to mediate the matter in front of the mediator or organization of mediators so proposed. The parties shall undertake good faith efforts for a period of thirty (30) calendar days thereafter to appoint a mediator and submit the dispute, controversy and/or claims to mediation. If the mediation attempt is not successful, either party thereafter shall be entitled to seek binding arbitration.  The parties by mutual consent may elect to have the mediator act as the neutral arbitrator to render a mandatory and binding decision.  If either party objects to having the mediator act as the binding arbitrator, the dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Pending the hearing, the parties shall be entitled to undertake discovery proceedings, including the taking of depositions, submittal of interrogatories, and requests for the production of documents.  In no event shall either party be liable to the other under any legal or equitable theory for special, consequential, exemplary, or punitive damages, including lost of profit, even if the other party has been advised of the possibility of such damages in advance.  In addition to any other right or remedy for a breach, including an award of damages and attorneys’ fees and costs, the arbitrator(s) may order an injunction or other equitable relief and such order may be enforced by an appropriate court.  Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

27.       Incorporation of Exhibits.  The exhibits referred to herein are hereby incorporated into this Agreement just as if these exhibits were set forth in full where the reference thereto is made.

28.       Counterparts, Facsimile or PDF Signatures.   This Agreement may be executed in counterpart originals, each of which together shall constitute one binding agreement.  An executed signature page sent by fax or in PDF format shall be deemed executed by such party and may be relied upon by the receiving party with the same effect as if a complete originally executed document were delivered and received.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Paxton and PaxAcq:	Virgin:

PAXTON ENERGY, INC.	VIRGIN OIL, INC.
a Nevada corporation	a Louisiana corporation

By: /s/ CHARLES VOLK	By: /s/ ROBERT F. SMITH
Its: Chairman and CEO	Its: Chairman and CEO

PAXACQ, INC.	VIRGIN OFFSHORE, INC.
a Louisiana corporation	a Delaware corporation

By: /s/ CHARLES VOLK	By: /s/ ROBERT F. SMITH
Its: Chairman and CEO	Its: Chairman and CEO

STOCKHOLDERS

Counsel for Paxton shall be the designated escrow agent to deliver the proportionate Paxton shares upon proper receipt of Virgin shares.

Complete Virgin Stockholder List is attached as Exhibit A.